EXHIBIT 99.1
Fastenal Company Reports 2019 Second Quarter Earnings
WINONA, Minn., July 11, 2019 (BUSINESS WIRE) -- Fastenal Company (Nasdaq:FAST), a leader in the wholesale distribution of industrial and construction supplies, today announced its financial results for the quarter ended June 30, 2019. Except for share and per share information, or as otherwise noted below, dollar amounts are stated in millions. Share and per share information in this release, and in the financial statements attached to this release, has been adjusted to reflect the two-for-one stock split effective at the close of business on May 22, 2019. Throughout this document, percentage and dollar calculations, which are based on non-rounded dollar values, may not be able to be recalculated using the dollar values included in this document due to the rounding of those dollar values.
PERFORMANCE SUMMARY

	Six-month Period			Three-month Period
	2019	2018	Change	2019	2018	Change
Net sales	$2,677.7	2,453.7	9.1%	$1,368.4	1,267.9	7.9%
Business days	127	128		64	64
Daily sales	$21.1	19.2	10.0%	$21.4	19.8	7.9%
Gross profit	$1,265.9	1,195.3	5.9%	$641.2	617.7	3.8%
% of sales	47.3%	48.7%		46.9%	48.7%
Operating income	$536.4	503.5	6.5%	$275.0	269.0	2.2%
% of sales	20.0%	20.5%		20.1%	21.2%
Earnings before income taxes	$528.9	497.8	6.2%	$271.4	265.9	2.0%
% of sales	19.8%	20.3%		19.8%	21.0%
Net earnings	$398.7	385.5	3.4%	$204.6	211.2	-3.1%
Diluted net earnings per share	$0.69	0.67	3.7%	$0.36	0.37	-3.2%
Quarterly Results of Operations
Net sales increased $100.5, or 7.9%, in the second quarter of 2019 when compared to the second quarter of 2018. This increase was driven by higher unit sales related primarily to our growth drivers, most notably contribution from industrial vending, Onsite locations, and construction, as well as higher underlying market demand compared to the second quarter of 2018. While general economic activity remained positive, we did see slowing in the second quarter of 2019 relative to activity levels experienced in the first quarter of 2019. A lesser contributor to our sales growth in the second quarter of 2019 was higher product pricing as a result of increases implemented in late 2018 and early 2019 to mitigate the impacts of general and tariff-related inflation in the marketplace. Sales of our fastener products grew 5.5% on a daily basis over the second quarter of 2018 and represented 34.5% of sales in the second quarter of 2019. Sales of our non-fastener products grew 9.5% on a daily basis over the second quarter of 2018 and represented 65.5% of sales in the second quarter of 2019.
Our gross profit, as a percentage of net sales, declined 180 basis points to 46.9% in the second quarter of 2019 from 48.7% in the second quarter of 2018. The most significant factors behind the decline in our gross profit percentage in the period were the impacts of customer and product mix and net inflation on product margins, the latter of which had a larger negative impact on our margin than in the first quarter of 2019. While we successfully raised prices as one element of our strategy to offset tariffs placed to date on products sourced from China, those increases were not sufficient to also counter general inflation in the marketplace. We have taken additional actions in the third quarter of 2019 to counter the broader pressures we are experiencing on our costs as well as the additional tariffs that were levied on China-sourced products in May 2019.
Our operating income, as a percentage of net sales, declined to 20.1% in the second quarter of 2019 from 21.2% in the second quarter of 2018. The decline was due to the lower gross margin, which more than offset our ability to leverage our operating expenses. Our operating and administrative expenses (including the gain on sales of property and equipment), as a percentage of net sales, improved to 26.8% in the second quarter of 2019 compared to 27.5% in the second quarter of 2018. The primary reason for this improvement was our ability to leverage occupancy-related and general corporate expenses.
Employee-related expenses, which represent 65% to 70% of total operating and administrative expenses, increased 6.8% in the second quarter of 2019 when compared to the second quarter of 2018. The increase in employee-related expenses was mainly related to an increase of 6.6% in our full-time equivalent ('FTE') headcount. Occupancy-related expenses, which represent 15% to 20% of total operating and administrative expenses, increased 2.5%. This primarily reflected an increase of 7.6% in expenses related to industrial vending equipment as total expenses related to branch and non-branch facility costs were mostly unchanged.

All other operating and administrative expenses, which represent 15% to 20% of total operating and administrative expenses, decreased 0.6%.
Our net interest expense was $3.6 in the second quarter of 2019 compared to $3.1 in the second quarter of 2018. This increase was mainly caused by a higher average debt balance during the period and higher average interest rates.
We recorded income tax expense of $66.8 in the second quarter of 2019, or 24.6% of earnings before income taxes. Income tax expense was $54.7 in the second quarter of 2018, or 20.6% of earnings before income taxes, which included the impact of a one-time benefit of approximately $9.7 related to accelerating depreciation for certain physical assets. This one-time benefit reduced our tax rate during the period by 3.7 percentage points. We continue to believe our ongoing tax rate, absent any discrete tax items, will be in the 24.5% to 25.0% range.
Our net earnings during the second quarter of 2019 were $204.6, a decrease of 3.1% when compared to the second quarter of 2018. Our diluted net earnings per share were $0.36 during the second quarter of 2019 compared to $0.37 during the second quarter of 2018, a decrease of 3.2%. Adjusting for the one-time tax item that benefited net earnings during the second quarter of 2018, our net earnings and diluted net earnings per share in the second quarter of 2019 each would have grown 1.5% over the prior year period.
Growth Driver Performance
We signed 11,042 industrial vending devices during the first six months of 2019 and 5,439 devices during the second quarter of 2019. Our installed device count on June 30, 2019 was 85,871, an increase of 12.9% over June 30, 2018. Daily sales through our vending devices grew at a low-teens pace in the second quarter of 2019 over the second quarter of 2018 due to the increase in the installed base. These device counts do not include slightly more than 15,000 vending devices deployed as part of a lease locker program. Our goal for vending device signings in 2019 remains 23,000 to 25,000 units.
We signed 199 new Onsite locations (defined as dedicated sales and service provided from within, or in close proximity to, the customer's facility) during the first six months of 2019 and 94 new Onsite locations during the second quarter of 2019. We had 1,026 active sites on June 30, 2019, which represented an increase of 34.8% from June 30, 2018. Daily sales through our Onsite locations, excluding sales transferred from branches to new Onsites, grew at a high-teens pace in the second quarter of 2019 over the second quarter of 2018. Our goal for Onsite signings in 2019 remains 375 to 400.
We signed 51 new national account contracts (defined as new customer accounts with a multi-site contract) in the second quarter of 2019, and revenues attributable to national account customers represented 53.3% of our total revenues in the period. Daily sales to our national account customers grew 12.5% in the second quarter of 2019 over the second quarter of 2018.
Balance Sheet and Cash Flow
We produced operating cash flow of $333.0 in the first six months of 2019, an increase of 6.9% from the first six months of 2018, representing 83.5% of the period's net earnings versus 80.8% in the first six months of 2018. The increase in our operating cash flow as a percentage of net earnings largely reflects a reduced drag from working capital investment than was experienced in the first six months of 2018. Our investment in property and equipment, net of proceeds from sales, was $119.6 in the first six months of 2019 compared to $53.8 in the first six months of 2018. This increase was a result of greater spending to develop or expand certain of our distribution center assets, to purchase vending equipment to support our growth, and to add vehicles to our fleet. We continue to expect our net capital expenditures in 2019 to be within a range of $195.0 to $225.0, growth from 2018 of between $28.2 and $58.2, and 16.9% and 34.9%. This increase is a result of higher spending for property and equipment to expand our hub capacity, vending devices, and hub vehicles, with our investments in hub capacity likely to be the primary determinant of where we fall within our range.
We returned $123.1 to our shareholders in the second quarter of 2019 (all in the form of dividends), compared to $146.7 in the second quarter of 2018 (in the form of dividends of $106.3 and common stock purchases of $40.4).
Total debt on our balance sheet was $500.0 at the end of the second quarter of 2019, or 16.6% of total capital (the sum of stockholders' equity and total debt). This compares to $425.0, or 16.0% of total capital, at the end of the second quarter of 2018, and $500.0, or 17.8% of total capital, at the end of the fourth quarter of 2018.
Accounts receivable were $819.8 at the end of the second quarter of 2019, an increase of $86.1, or 11.7%, over the second quarter of 2018. This partly reflects sales growth, including relatively stronger growth in our national accounts program where our customers tend to have longer payment terms than our business as a whole. It also reflects the continued impact of the timing of customers' payments late in the quarter, a trend that began in the fourth quarter of 2017 and has intensified since that period. Based on the aging, there has been no erosion in the quality of our receivables. Inventories were $1,345.7 at the end of the second quarter of 2019, an increase of $182.3, or 15.7%, over the second quarter of 2018. Our inventory has increased to support higher sales, related to both higher levels of business activity and large increases in the number of installed vending devices and active Onsite locations, to support high levels of service, and from inflation and tariffs. These factors were partly offset by programs intended to improve our inventory efficiency. We intend to continue to invest in the inventory necessary to support our vending and Onsite initiatives. However, we have reduced other spending which is expected to moderate inventory growth through the balance of 2019. Accounts payable were $203.8 at the end of the second quarter of 2019, an increase of $31.7, or 18.4%, from the end of the second quarter of 2018, driven by an increase in inventory demand due to sales growth.
Additional Information
The table below summarizes our total and FTE (based on 40 hours per week) employee headcount, our investments in in-market locations (defined as the sum of the total number of public branch locations and the total number of active Onsite locations), and industrial vending devices at the end of the periods presented and the percentage change compared to the end of the prior periods.

			Change Since:		Change Since:		Change Since:
	Q2 2019	Q1 2019	Q1 2019	Q4 2018	Q4 2018	Q2 2018	Q2 2018
In-market locations - absolute employee headcount	14,372	14,336	0.3%	14,015	2.5%	13,688	5.0%
In-market locations - FTE employee headcount	12,903	12,482	3.4%	12,211	5.7%	12,214	5.6%
Total absolute employee headcount (1)	22,232	22,205	0.1%	21,644	2.7%	20,855	6.6%
Total FTE employee headcount (1)	19,660	19,125	2.8%	18,704	5.1%	18,444	6.6%

Number of public branch locations	2,165	2,187	-1.0%	2,227	-2.8%	2,290	-5.5%
Number of active Onsite locations	1,026	945	8.6%	894	14.8%	761	34.8%
Number of in-market locations	3,191	3,132	1.9%	3,121	2.2%	3,051	4.6%
Industrial vending devices (installed device count) (2)	85,871	83,410	3.0%	81,137	5.8%	76,069	12.9%
Ratio of industrial vending devices to in-market locations	27:1	27:1		26:1		25:1
(1) In materials released on January 17, 2019 related to our fourth quarter and full year 2018 earnings results, we undercounted our total employees by 25. We corrected this in the table above.
(2) This number primarily represents devices which principally dispense product and produce product revenues, and excludes slightly more than 15,000 devices that are part of a locker lease program where the devices are principally used for the check-in/check-out of equipment.

During the last twelve months, we increased our absolute employee headcount by 684 people in our in-market locations and 1,377 people in total. The increase is mostly a function of additions we have made to support customer growth in the field as well as investments in our growth drivers.
We opened three branches in the second quarter of 2019 and closed 24 branches. One branch was converted from a public branch to a non-public location. We activated 95 Onsite locations in the second quarter of 2019 and closed 14. Our in-market network forms the foundation of our business strategy, and we will continue to open or close locations as is deemed necessary to sustain and improve our network, support our growth drivers, and manage our operating expenses.

CONFERENCE CALL TO DISCUSS QUARTERLY RESULTS
As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at https://investor.fastenal.com/events.cfm.
ADDITIONAL MONTHLY AND QUARTERLY INFORMATION
We publish on the 'Investor Relations' page of our website at www.fastenal.com both our monthly consolidated net sales information and the presentation for our quarterly conference call (which includes information, supplemental to that contained in our earnings announcement, regarding results for the quarter). We expect to publish the consolidated net sales information for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales information for the third month of each quarter and the conference call presentation for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.
FORWARD LOOKING STATEMENTS
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities, our strategies, goals, mission, and vision, and our expectations about future capital expenditures, future tax rates, future inventory levels, and Onsite and industrial vending signings. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those detailed in our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts in millions except share information)

	(Unaudited)
Assets	June 30, 2019	December 31, 2018
Current assets:
Cash and cash equivalents	$175.0	167.2
Trade accounts receivable, net of allowance for doubtful accounts of $11.4 and $12.8, respectively	819.8	714.3
Inventories	1,345.7	1,278.7
Prepaid income taxes	4.0	9.0
Other current assets	123.8	147.0
Total current assets	2,468.3	2,316.2

Property and equipment, net	975.1	924.8
Operating lease right-of-use assets	234.5	—
Other assets	78.5	80.5

Total assets	$3,756.4	3,321.5

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$3.0	3.0
Accounts payable	203.8	193.6
Accrued expenses	226.0	240.8
Current portion of operating lease liabilities	95.1	—
Total current liabilities	527.9	437.4

Long-term debt	497.0	497.0
Operating lease liabilities	141.1	—
Deferred income taxes	86.7	84.4

Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock: $0.01 par value, 800,000,000 shares authorized, 573,396,959 and 571,803,838 shares issued and outstanding, respectively	2.9	2.9
Additional paid-in capital	46.0	3.0
Retained earnings	2,494.2	2,341.6
Accumulated other comprehensive loss	(39.4)	(44.8)
Total stockholders' equity	2,503.7	2,302.7

Total liabilities and stockholders' equity	$3,756.4	3,321.5

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(Amounts in millions except earnings per share)

	(Unaudited)		(Unaudited)
	Six Months Ended June 30,		Three Months Ended June 30,
	2019	2018	2019	2018
Net sales	$2,677.7	2,453.7	$1,368.4	1,267.9

Cost of sales	1,411.8	1,258.4	727.2	650.2
Gross profit	1,265.9	1,195.3	641.2	617.7

Operating and administrative expenses	730.3	692.0	366.7	349.3
Gain on sale of property and equipment	(0.8)	(0.2)	(0.5)	(0.6)
Operating income	536.4	503.5	275.0	269.0

Interest income	0.2	0.2	0.1	0.1
Interest expense	(7.7)	(5.9)	(3.7)	(3.2)

Earnings before income taxes	528.9	497.8	271.4	265.9

Income tax expense	130.2	112.3	66.8	54.7

Net earnings	$398.7	385.5	$204.6	211.2

Basic net earnings per share	$0.70	0.67	$0.36	0.37

Diluted net earnings per share	$0.69	0.67	$0.36	0.37

Basic weighted average shares outstanding	572.7	574.8	573.2	574.3

Diluted weighted average shares outstanding	573.8	575.1	574.6	574.5

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
	(Unaudited)
	Six Months Ended June 30,
	2019	2018

Cash flows from operating activities:
Net earnings	$398.7	385.5
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	71.5	65.5
Gain on sale of property and equipment	(0.8)	(0.2)
Bad debt expense	3.1	2.7
Deferred income taxes	2.3	19.4
Stock-based compensation	2.9	2.5
Amortization of intangible assets	2.0	2.0
Changes in operating assets and liabilities:
Trade accounts receivable	(106.4)	(132.0)
Inventories	(64.3)	(75.0)
Other current assets	23.2	10.0
Accounts payable	10.2	24.6
Accrued expenses	(14.8)	10.4
Income taxes	5.0	(4.5)
Other	0.4	0.7
Net cash provided by operating activities	333.0	311.6

Cash flows from investing activities:
Purchases of property and equipment	(123.1)	(60.6)
Proceeds from sale of property and equipment	3.5	6.8
Other	—	(0.1)
Net cash used in investing activities	(119.6)	(53.9)

Cash flows from financing activities:
Proceeds from debt obligations	525.0	415.0
Payments against debt obligations	(525.0)	(405.0)
Proceeds from exercise of stock options	40.1	5.6
Purchases of common stock	—	(40.4)
Payments of dividends	(246.1)	(212.7)
Net cash used in financing activities	(206.0)	(237.5)

Effect of exchange rate changes on cash and cash equivalents	0.4	(1.6)

Net increase in cash and cash equivalents	7.8	18.6

Cash and cash equivalents at beginning of period	167.2	116.9
Cash and cash equivalents at end of period	$175.0	135.5

Supplemental disclosure of cash flow information:
Cash paid for interest	$7.8	5.9
Net cash paid for income taxes	$122.3	96.8

CONTACT:	Ellen Stolts
Financial Reporting & Regulatory Compliance Manager
507-313-7282